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                                                                    EXHIBIT 23.5

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As Independent Public Accountants, we hereby consent to the use in this Registration Statement on Form S-4 of Panhandle Eastern Corporation of our report dated July 30, 1993 with respect to the consolidated balance sheets of Grand Valley Gas Company and Subsidiaries as of May 31, 1993 and 1992, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended May 31, 1993, which financial statements are not presented separately in this Registration Statement, and to all references to our Firm included in this Registration Statement.

                                            /s/  ARTHUR ANDERSEN LLP
                                                 ARTHUR ANDERSEN LLP

Salt Lake City, Utah
October 20, 1994